Exhibit 99.1

Blount International, Inc.
4909 SE International Way (97222 4679)
PO Box 22127
Portland, OR 97269 2127 USA
(503) 653-8881
FAX: (503) 653-4555

Contact:	David Dugan
Director, Corporate Communications and Investor Relations
503-653-4692
Release:	Immediately

Blount Announces Fourth Quarter 2012 Results and Provides Full Year 2013 Guidance

•	Fourth quarter 2012 sales of $230 million

•	Fourth quarter 2012 FLAG sales increased two percent, excluding currency impacts, compared to fourth quarter 2011

•	2013 full year sales growth of zero to five percent expected

PORTLAND, OR – March 7, 2013: Blount International, Inc. [NYSE: BLT] (“Blount” or “Company”) today announced results for the fourth quarter ended December 31, 2012, and provided its 2013 full year sales and operating income outlook.

Results for the Quarter Ended December 31, 2012

Sales in the fourth quarter were $229.6 million, a three percent decrease from the fourth quarter of 2011. Operating income for the fourth quarter of 2012 was $19.4 million compared to $21.4 million in the prior year. Fourth quarter net income was $9.0 million, or $0.18 per diluted share, compared to $9.5 million, or $0.19 per diluted share, in the fourth quarter of 2011.

Full year 2012 sales were $927.7 million, a 12 percent increase from 2011. Full year 2012 sales declined five percent when excluding sales generated from acquired businesses. Operating income for 2012 was $79.3 million compared to $98.0 million in 2011, and 2012 net income was $39.6 million ($0.79 per diluted share) compared to $49.7 million ($1.01 per diluted share) in 2011.

“As we have discussed over the past few quarters, the integration of the businesses we acquired over the previous two years was a significant focus last year,” stated Josh Collins, Blount’s Chairman and Chief Executive Officer. “During 2012, our European and North American markets experienced slowing demand, driven by economic uncertainty and weather-induced, slower buying patterns by our customers. We anticipate a modest overall increase in customer demand in 2013.”

Mr. Collins continued, “Over the last year, we had many achievements that our overall profitability does not reflect. For example, we invested in our infrastructure to position the Company for future growth through the expansion of our Fuzhou, China, facility and consolidation of our North American assembly and distribution operations. Although these moves came at a substantial cost, we believe the heavy lifting is behind us. Our focus in 2013 will include additional work in expanding the Fuzhou capacity and other efforts to satisfy customer demand, as well as methodically completing the integration of Woods, TISCO, PBL, and KOX.”

Segment Results

Blount operates primarily in two business segments – the Forestry, Lawn, and Garden (“FLAG”) segment and the Farm, Ranch, and Agriculture (“FRAG”) segment. The Company reports separate results for the FLAG and FRAG segments. Blount’s Concrete Cutting and Finishing (“CCF”) business is included in “Corporate and Other.”

Forestry, Lawn, and Garden

The FLAG segment reported fourth quarter 2012 sales of $165.9 million, a slight increase from the fourth quarter of 2011. When excluding the impact of foreign exchange rate changes, sales increased approximately two percent compared to the fourth quarter of 2011. Sales volumes more than offset the impact of currency rates and a slight reduction in average prices. Average pricing declined slightly due to an unfavorable product and customer mix of sales in the fourth quarter. Volumes improved, particularly in Europe, which accounted for the largest component of the sales volume increase compared to the fourth quarter of 2011. The change in segment sales for the comparable fourth quarter periods is illustrated below.

Change in FLAG Segment Sales

(U.S. Dollars in millions; amounts may not sum due to rounding)

	Sales	Change
Fourth quarter 2011	$165.6
Increase / (Decrease)
Foreign Exchange	(2.6)	(1.6)%

	163.0	(1.6)%
Unit Volume	4.3	2.6%
Selling Price / Mix	(1.4)	(0.9)%

Fourth quarter 2012	$165.9	0.2%

Segment backlog was $167.9 million at December 31, 2012, a decrease of eight percent from the $182.4 million on December 31, 2011. The reduction in backlog relates primarily to softer demand due to the uncertain economic climate in Europe.

Segment contribution to operating income and Earnings Before Interest, Taxes, Depreciation, Amortization and certain charges (“Adjusted EBITDA”) was $26.2 million and $32.9 million, respectively, for the fourth quarter of 2012. Segment contribution to operating income and Adjusted EBITDA declined by $0.1 million and $0.5 million, respectively, for the fourth quarter of 2012 versus 2011. Improved sales volumes, lower SG&A spending, and lower steel costs all increased segment operating income; however, production volume declines and related costs and currency exchange rate changes more than offset the benefit from those factors. A reconciliation of FLAG contribution to operating income for the comparable fourth quarter periods is presented below.

Change in FLAG Segment Contribution to Operating Income and Adjusted EBITDA

(U.S. Dollars in millions; amounts may not sum due to rounding)

	Contribution to Operating Income	Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	Percent of Segment Sales
Fourth quarter 2011	$26.3	15.9%	$7.1	$33.4	20.2%

Increase / (Decrease)
Steel Costs	1.8
Foreign Exchange	(0.5)

	27.6	16.9%
Unit Volume	1.4
Selling Price / Mix	(1.4)
Costs / Mix	(1.9)

	25.7	15.5%
Acquisition accounting(1)	0.5

Fourth quarter 2012	$26.2	15.8%	$6.7	$32.9	19.8%

(1)	Represents change in acquisition accounting impact for all FLAG business units regardless of date acquired

While steel costs have declined consistent with the broader market and the timing of our sell through of inventory, the benefit was more than offset by cost/mix, average pricing, and currency impacts. Cost/mix spending was higher as a result of slowing production in most of the FLAG product lines in response to soft market conditions and higher inventory levels in the last half of 2012. FLAG production volumes for the fourth quarter of 2012 were at approximately 82 percent of capacity, compared to 93 percent in the fourth quarter of 2011, resulting in unfavorable plant efficiency and related cost absorption. Partially offsetting the increase in product costs was a reduction in SG&A expense, mainly in the areas of travel, professional fees, and advertising. Foreign currency exchange rates contributed to the decline in contribution to operating income mostly as a result of the stronger U.S. Dollar versus the Euro, which resulted in lower U.S. Dollar equivalent sales and profit. The U.S. Dollar-Euro impact was partially offset by a weaker Brazilian Real driving lower manufacturing and overhead costs in the Brazilian operations.

Farm, Ranch, and Agriculture

The FRAG segment reported fourth quarter 2012 sales of $57.2 million. Fourth quarter 2012 sales decreased $8.5 million from the fourth quarter of 2011 mainly on softer sales in the Woods business, along with lower average selling prices in the SpeeCo business unit. Tractor attachment and log splitter sales were the primary driver of the decline as seasonally higher temperatures and drought conditions in the U.S. in the last half of 2012 depressed sales of both product lines. The change in segment sales for the comparable fourth quarter periods is illustrated below.

Change in FRAG Segment Sales

(U.S. Dollars in millions; amounts may not sum due to rounding)

	Sales	Change
Fourth quarter 2011	$65.8
Increase / (Decrease)
Foreign Exchange	(0.1)	(0.2)%

	65.7	(0.2)%
Unit Volume	(7.7)	(11.6)%
Selling Price / Mix	(0.8)	(1.2)%

Fourth quarter 2012	$57.2	(13.0)%

Segment backlog was $31.5 million at December 31, 2012, compared to the $30.8 million at December 31, 2011.

Segment contribution to operating income and Adjusted EBITDA was a $3.9 million loss and income of $0.2 million, respectively, for the fourth quarter of 2012. A reconciliation of the fourth quarter 2012 contribution to operating income compared to the fourth quarter of 2011 is presented below.

Change in FRAG Segment Contribution to Operating Income and Adjusted EBITDA

(U.S. Dollars in millions; amounts may not sum due to rounding)

	Contribution to Operating Income	Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	Percent of Segment Sales
Fourth quarter 2011	$(0.6)	(1.0)%	$6.8	$6.2	9.5%

Increase / (Decrease)
Steel Costs	0.3
Foreign Exchange	0.1

	(0.3)	(0.4)%
Unit Volume	(2.2)
Selling Price / Mix	(0.8)
Costs / Mix	(3.2)

	(6.4)	(11.2)%
Acquisition accounting(1)	2.5

Fourth quarter 2012	$(3.9)	(6.8)%	$4.1	$0.2	0.3%

(1)	Represents change in acquisition accounting impact for all FRAG business units regardless of date acquired

The decline in sales volume generated a reduction to operating income contribution, and cost/mix increased compared to the fourth quarter of 2011. Average prices declined, primarily in the log splitter product line, as a result of the mix of products sold in that category. The increase in cost/mix was driven primarily by a $2.0 million inventory charge in the fourth quarter of 2012 related to the discontinuance of a line of log splitters. Additionally, FRAG support costs increased by approximately $1.0 million compared to the fourth quarter of 2011, primarily in the area of supply chain as well as information systems costs associated with planned investments in infrastructure.

Corporate and Other

Corporate and other generated net expense of $2.9 million in the fourth quarter of 2012 compared to net expense of $4.3 million in the fourth quarter of 2011. The smaller net expense was primarily attributable to improved sales of CCF products and lower SG&A spending, driven mostly by reduced acquisition-related activity compared to the prior year.

Net Income

Fourth quarter 2012 net income decreased due to lower overall operating income in the fourth quarter of 2012 compared to 2011. The impact of lower operating income, discussed above, was partially offset by lower interest expense and lower income taxes in the comparable fourth quarter periods. Net interest expense was $4.3 million in the fourth quarter of 2012 versus $4.5 million in the fourth quarter of 2011. The change in net income for the fourth quarter of 2012 compared to the fourth quarter of 2011 is summarized in the table below.

Change in Consolidated Net Income

(U.S. Dollars in millions, except per share data;

amounts may not sum due to rounding)

	Pre-tax Income	Income Tax Effect	Net Income	Diluted Earnings per Share
Fourth quarter 2011 Results	$16.5	$7.0	$9.5	$0.19
Change due to:
Decreased operating income excluding acquisition accounting	(5.0)	(2.1)	(2.9)	(0.06)
Acquisition accounting impact	3.1	1.3	1.8	0.04
Decreased net interest expense	0.2	0.1	0.1	—
Change in other expense	(0.1)	—	(0.1)	—
Change in income tax rate	n/a	(0.5)	0.5	0.01

Fourth quarter 2012 Results	$14.6	$5.7	$9.0	$0.18

Cash Flow and Debt

As of December 31, 2012, the Company had net debt of $466.5 million, a decrease of $1.4 million from September 30, 2012, and a decrease of $1.8 million compared to December 31, 2011. The decrease in net debt since the end of the third quarter of 2012 was the result of free cash use of $0.7 million, which was more than offset by the impact of exchange rate changes on cash balances of $1.6 million and cash generated from equity compensation plans.

Free cash use was $0.7 million in the fourth quarter of 2012 resulting from cash generated by operations of $12.4 million offset by net capital expenditures of $13.1 million. Free cash generated in the fourth quarter of 2012 declined by $2.2 million compared to the fourth quarter of 2011 mostly as a result of reduced cash from operating activities of $4.4 million, partially offset by $2.1 million of decreased capital equipment spending. Cash from operating activities declined primarily as a result of a decline in net income in the fourth quarter of 2012 compared to the fourth quarter of 2011, and net capital expenditures were smaller in the fourth quarter of 2012 than the fourth quarter of 2011 as spending related to the Fuzhou, China expansion slowed somewhat between phases of that project. The Company defines free cash flow as cash flows from operating activities less net capital spending. The ratio of net debt to pro forma last-twelve-months (“LTM”) Adjusted EBITDA was 3.4x as of December 31, 2012, which increased from 2.8x at December 31, 2011. The increase in leverage from the end of 2011 is primarily the result of reduced 2012 profitability.

2013 Financial Outlook

The Company’s fiscal year 2013 outlook for sales is estimated to range between $930 million and $980 million, and operating income to range between $88 million and $98 million. Our expectation for sales assumes growth in FLAG segment sales of zero to four percent, and growth in FRAG segment sales of one to six percent, both compared to 2012 levels. In 2013, operating income is expected to experience headwind from foreign currency exchange rates of between $1 million and $2 million and steel prices are expected to remain approximately stable compared to 2012 with no significant impact on a full year basis compared to 2012. The 2013 operating income outlook includes non-cash charges of approximately $14 million related to acquisition accounting. Free cash flow in 2013 is expected to range between $40 million and $50 million, after approximately $45 million to $50 million of capital expenditures. Net interest expense is expected to be between $17 million and $18 million in 2013, and the effective income tax rate for continuing operations is expected to be between 35 percent and 38 percent in 2013.

A comparison of key operating indicators for 2011 pro forma results, 2012 actual results and the 2013 outlook mid-point, is provided in the table below.

(U.S. Dollars in millions)	2011 Pro-Forma	2012 Actual	2013 Outlook Mid-Point
Sales	$975.5	$927.7	$955.0
Operating Income	110.0	79.3	93.0
Adjusted EBITDA	168.7	136.4	145.0
Free Cash Flow	47.9	(0.5)	45.0

Net Capital Expenditures	41.6	51.7	47.5
Net Debt at Period End	468.2	466.5	421.5
Net Debt/Adjusted EBITDA	2.8x	3.4x	2.9x

Adjusted EBITDA and Free Cash Flow are non-GAAP measures and are reconciled to Operating Income and Cash Flow from Operations in the attached financial data table.

###

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount has a global manufacturing and distribution footprint and sells its products in more than 115 countries around the world. Blount markets its products primarily under the OREGON®, Carlton®, Woods®, TISCO, SpeeCo®, and ICS® brands. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation Blount’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that Blount believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that Blount may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three Months Ended December 31,		Twelve Months Ended December 31,
(Amounts in thousands, except per share data)	2011	2012	2011	2012
Sales	$236,515	$229,562	$831,630	$927,666
Cost of sales	170,502	167,019	575,821	671,451

Gross profit	66,013	62,543	255,809	256,215
Selling, general, and administrative expenses	44,653	43,131	157,856	170,535
Facility closure & restructuring charges	—	—	—	6,400

Operating income	21,360	19,412	97,953	79,280
Interest expense, net of interest income	(4,479)	(4,269)	(18,550)	(17,206)
Other income (expense), net	(386)	(494)	(4,453)	(285)

Income from continuing operations before income taxes	16,495	14,649	74,950	61,789
Provision for income taxes	6,993	5,666	25,268	22,202

Net income	$9,502	$8,983	$49,682	$39,587

Basic income per share:	$0.19	$0.18	$1.02	$0.81

Diluted income per share:	$0.19	$0.18	$1.01	$0.79

Shares used for per share computations:
Basic	48,905	49,303	48,701	49,170
Diluted	49,640	50,033	49,434	49,899

Free Cash Flow	Three Months Ended December 31,		Twelve Months Ended December 31,
(Amounts in thousands)	2011	2012	2011	2012
Net cash provided by operating activities	$16,746	$12,364	$77,734	$51,271
Net purchases of property, plant, and equipment	(15,215)	(13,074)	(39,405)	(51,727)

Free cash flow	$1,530	$(710)	$38,328	$(456)

Segment Information	Three Months Ended December 31,		Twelve Months Ended December 31,
(Amounts in thousands)	2011	2012	2011	2012
Sales:
FLAG	$165,584	$165,854	$659,883	$650,480
FRAG	65,756	57,211	147,475	250,845
Other	5,175	6,496	24,272	26,341

Total sales	$236,515	$229,561	$831,630	$927,666

Operating income:
FLAG	$26,327	$26,217	$115,597	$108,255
FRAG	(647)	(3,875)	4,474	(7,495)
Other	(4,320)	(2,930)	(22,118)	(21,480)

Operating income	$21,360	$19,412	$97,953	$79,280

Condensed Consolidated Balance Sheets	December 31,	December 31,
(Amounts in thousands)	2011	2012
Assets:
Cash and cash equivalents	$62,118	$50,267
Accounts receivable	133,965	128,444
Inventories	149,825	174,816
Other current assets	37,430	39,795
Property, plant, and equipment, net	155,872	177,702
Other non-current assets	344,997	334,267

Total Assets	$884,207	$905,291

Liabilities:
Current maturities of long-term debt	$20,348	$15,072
Other current liabilities	127,130	126,060
Long-term debt, net of current maturities	510,014	501,685
Other long-term liabilities	157,250	150,992

Total liabilities	814,742	793,809
Stockholders’ equity	69,465	111,482

Total Liabilities and Stockholders’ Equity	$884,207	$905,291

Net debt (Current maturities plus Long-term debt less Cash and cash equivalents)	$468,244	$466,490

Sales and Adjusted EBITDA

(Amounts may not sum due to rounding)	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
Three Months Ended December 31, (Amounts in thousands)	2011 Actual	2012 Actual	2011 Actual	2012 Actual	2011 Actual	2012 Actual	2011 Actual	2012 Actual
Total sales	$165,584	$165,854	$65,756	$57,211	$5,175	$6,496	$236,515	$229,561

Operating income	26,327	26,217	(647)	(3,875)	(4,320)	(2,930)	$21,360	$19,412
Depreciation	5,729	5,933	1,436	1,143	43	104	7,208	7,180
Amortization / purchase accounting	1,311	761	5,427	2,892	—	—	6,738	3,653
Stock compensation	—	—	—	—	1,421	1,367	1,421	1,367
Facility closure and restructuring charges	—	—	—	—	—	—	—	—
Inventory and asset impairment charges	—	—	—	—	—	—	—	—
Expense associated with business acquisitions	—	—	—	—	433	—	433	—
Other	—	—	—	—	112	—	112	—

Adjusted EBITDA	$33,367	$32,911	$6,216	$160	$(2,311)	$(1,459)	$37,272	$31,612

	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
Twelve Months Ended December 31, (Amounts in thousands)	2011 Actual	2012 Actual	2011 Actual	2012 Actual	2011 Actual	2012 Actual	2011 Actual	2012 Actual
Total sales	$659,883	$650,480	$147,475	$250,845	$24,272	$26,341	$831,630	$927,666

Operating income	115,597	108,255	4,474	(7,495)	(22,118)	(21,480)	$97,953	$79,280
Depreciation	21,127	23,140	2,162	4,580	193	866	23,482	28,586
Amortization / purchase accounting	4,463	3,539	11,179	12,458	—	—	15,642	15,997
Stock compensation	—	—	—	—	4,442	5,592	4,442	5,592
Facility closure and restructuring charges	—	—	—	—	—	6,989	—	6,989
Inventory and asset impairment charges	491	—	—	—	—	—	491	—
Expense associated with business acquisitions	—	—	—	—	4,383	—	4,383	—
Other	—	—	—	—	535	—	535	—

Adjusted EBITDA	$141,678	$134,934	$17,815	$9,543	$(12,565)	$(8,033)	$146,928	$136,444

	Total Company
Twelve Months Ended December 31,	2011 Actual	2011 Pro Forma[1]	2012 Actual
Total sales	$831,630	$975,500	$927,666

Operating income	$97,953	$109,964	$79,280
Depreciation	23,482	26,898	28,586
Amortization / purchase accounting	15,642	22,016	15,997
Stock compensation	4,442	4,442	5,592
Facility closure and restructuring charges	—	—	6,989
Inventory and asset impairment charges	491	491	—
Expense associated with business acquisitions	4,383	4,383	—
Other	535	535	—

Adjusted EBITDA	$146,928	$168,729	$136,444

1)	2011 Pro Forma information includes KOX, PBL and Woods results as if acquired January 1, 2011.